Schedule A

to the

Sub-Advisory Agreement

by and between

Roundhill Financial, Inc.

And

Exchange Traded Concepts LLC

As of May 17, 2024

The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, calculated daily and paid monthly, at an annual rate based on the accumulative average daily net assets of each fund (whether that fund is a series of Roundhill ETF Trust or another trust) that ETC sub-advises and Roundhill is the investment adviser (or the Fund Sponsor), and subject to a minimum annual fee as follows:

Minimum Annual Fee	Asset-Based Fee
$15,000	4 bps (0.04%) on the first $200 million 3.5 bps (0.035%) on the next $800 million 3 bps (0.03%) on the next $1 billion 2.5 bps (0.025%) on the balance over $2 billion
Current Series of Roundhill ETF Trust Covered by this Sub-Advisory Agreement and Subject to the Accumulative Asset-Based Fee Set Forth Above
Roundhill S&P Dividend Monarchs ETF
Roundhill GLP-1 & Weight Loss ETF
Current Series of Other Trusts Subject to the Accumulative Asset-Based Fee Set Forth Above
Roundhill Video Games ETF
Roundhill Cannabis ETF
Roundhill Sports Betting & iGaming ETF
Roundhill S&P Global Luxury ETF
Roundhill Ball Metaverse ETF
Roundhill Alerian LNG ETF
Roundhill MEME ETF
Roundhill IO Digital Infrastructure ETF

Minimum Annual Fee	Asset-Based Fee
$30,000 for the first fund in the table below; $20,000 for remaining funds	7 bps (0.07%) on the first $250 million 6 bps (0.06%) on the next $250 million 5 bps (0.05%) on the next $500 million 4 bps (0.04%) on the balance over $1 billion
Current Series of Roundhill ETF Trust Covered by this Sub-Advisory Agreement and Subject to the Accumulative Asset-Based Fee Set Forth Above
Roundhill Bitcoin Covered Call Strategy ETF
Roundhill Daily 2X Long Magnificent Seven ETF
Roundhill Daily Inverse Magnificent Seven ETF
Roundhill Daily 2X Inverse Magnificent Seven ETF

Minimum Annual Fee	Asset-Based Fee
$45,000 for the first fund in the table below; $30,000 each for remaining five funds in table below	8 bps (0.08%) on the first $250 million 7 bps (0.07%) on the next $250 million 6 bps (0.06%) on the next $500 million 5 bps (0.05%) on the balance over $1 billion
Current Series of Roundhill ETF Trust Covered by this Sub-Advisory Agreement and Subject to the Accumulative Asset-Based Fee Set Forth Above
Roundhill S&P 500 0DTE Covered Call Strategy ETF
Roundhill N-100 0DTE Covered Call Strategy ETF

Agreed and Accepted:

ADVISER:	SUBADVISER:

Roundhill Financial, Inc.	Exchange Traded Concepts, LLC

By:	By:

Name: William Hershey	Name: J. Garrett Stevens

Title: Chief Executive Officer	Title: Chief Executive Officer